Exhibit 99.1

Press Release

Action Products International, Inc. Names Robert Burrows as New Chief Financial Officer

ORLANDO, FL — (MARKET WIRE) — 11/05/07 —

Action Products International, Inc. (NASDAQ: APII) today announces that Robert Burrows is rejoining the company as chief financial officer beginning November 5, 2007. Mr. Burrows brings with him a strong set of experiences, having most recently served as the chief financial officer at FDN Communications, a provider of business-class communications services in the Southeastern United States. Rejoining APII, Mr. Burrows served as our chief financial officer from July 2001 to March 2005.

“From our experience, having worked closely and successfully together in the past, I know Rob brings uniquely great experience, talents, and skills in both finance and business leadership,” said Ron Kaplan, chief executive officer, who has also served as the Company’s CFO since September 2006. “Having been a leader in a variety of businesses, including publishing, toys, and technology, gives Rob the ability to contribute broadly to our finance, operations and recently announced expansion strategy.”

As CFO, Burrows will be in the corporate organization and will have responsibility for accounting and reporting, strategic planning, analysis, treasury, tax, audit, and investor relations.

“The great opportunities, energy and commitment to excellence at APII were major factors behind why I am delighted to rejoin the Action Products team,” Burrows said.

Most recently, Burrows was chief financial officer of FDN Communications, a provider of facilities-based, business-class communications services in the Southeastern United States. FDN was acquired by Nuvox Communications in June 2007. From March 2005 to February 2006, Mr. Burrows served as Chief Financial Officer, at LightPath Technologies, Inc., a manufacturer of optical materials and components. From July 2001 to March 2005, he was our Chief Financial Officer and Secretary. From 1999 to 2001, Mr. Burrows was Chief Financial Officer of Lawgic Publishing, a venture funded internet application service provider of intelligent legal software. Prior to joining Lawgic Publishing, he held various financial and operational positions with companies such as General Electric, Lockheed Martin and HBO & Co. Mr. Burrows earned an MBA from the Rollins College Crummer School of Business and a Bachelor of Science in accounting and finance from the University of Virginia.

About Action Products International, Inc.

Action Products International, Inc. (APII), based in Orlando, Fla., is a consumer products manufacturer, emphasizing branded educational and positive leisure products. Action

Products consumer brands span activities, arts, crafts, juvenile products and toy categories. Its products are marketed and sold to retailers and consumers.

Visit the Company’s Web site at www.apii.com.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact: Billie Anne Dinkel PR Manager Action Products International, Inc. (407) 660-7221 bdinkel@apii.com